Exhibit 10.1

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement is entered into this 11th day of July 2008, by and between Aquila, Inc., a Delaware corporation (“Aquila”) and _____________ (“Executive”).

WHEREAS, Executive’s employment with Aquila will end as of the effective time of the closing of the Agreement and Plan of Merger among Aquila, Inc., Great Plains Energy Incorporated, Gregory Acquisition Corp. and Black Hills Corporation dated as of February 6, 2007;

WHEREAS, during the course of Executive’s employment with Aquila, Executive has acquired confidential and proprietary information critical to Aquila’s business operations; and

WHEREAS, Aquila, in consultation with Great Plains Energy Incorporated, desires to enter into this Agreement for the purpose of protecting Aquila’s competitive business interests.

NOW THEREFORE, in consideration of the promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Non-Competition and Non-Solicitation. Executive agrees that:

(y)       during the six-month period following the date of this Agreement, Executive will not individually compete with the products or services Aquila or its subsidiaries are engaged in as of the date of this Agreement, or attempt to take away the business or patronage of any of the clients, customers, or accounts of Aquila or its subsidiaries as of the date of this Agreement, or take a position with any entity or organization in which Executive personally performs such prohibited activities on behalf of such entity or organization; and

(z)        during the [one-year][six month] period following the date of this Agreement, Executive will not, directly or indirectly for himself or herself or for any other entity or organization, affirmatively recruit, solicit, or induce any employee employed by Aquila or its subsidiaries on the date hereof to terminate his or her employment relationship with Aquila or its subsidiaries or Kansas City Power & Light Company. For purposes of clarity, Executive shall not be deemed to have violated the prohibitions of this subparagraph (z) if an employee of Aquila or one of its subsidiaries or Kansas City Power & Light Company terminates employment and subsequently accepts employment with an entity or organization with respect to whom Executive is also employed, if the Executive has otherwise complied with the first sentence of this paragraph. In addition, the restrictions of this subparagraph (z) will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation (such as a newspaper advertisement or on radio or television) not specifically directed to employees of any other party.

2.         Payment. In consideration of the covenants set forth herein, Aquila shall pay Executive a lump sum payment equal to $____________, less applicable taxes, within two business days following the date of this Agreement.

3.         Nonexclusivity of Rights. Nothing in this Agreement shall limit or otherwise affect Executive’s rights under any other plan, policy, contract or agreement entered into before or after the date of this Agreement.

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4.	Miscellaneous.

(a)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its principles of conflict of laws.

(b)       Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)        Amendments. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought.

(d)       Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in either case, at Aquila's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(e)        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)        Withholding. Aquila may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)       No Waiver. Executive's or Aquila's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or Aquila may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)       Equitable Remedies. Executive agrees that it would be impossible or inadequate to measure and calculate Aquila's damages from any breach of the covenants set forth herein. Accordingly, Executive agrees that if he or she breaches or threatens to breach any of such covenants, Aquila will have available, in addition to any other right or remedy available, the right to obtain an injunction from any court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Executive further agrees that no bond or other security will be required in obtaining such equitable relief, and hereby consents to the issuance of such injunction and to the ordering of specific performance.

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IN WITNESS WHEREOF, Executive and, pursuant to due authorization from its Board of Directors, Aquila have caused this Agreement to be executed as of the day and year first above written above. This Agreement may be executed in counterparts.

AQUILA, INC.

By:
Title:

EXECUTIVE

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